Exhibit 99.1

               Build-A-Bear Workshop, Inc. Names Coleman
                  H. Peterson to Board of Directors

    ST. LOUIS--(BUSINESS WIRE)--Nov. 15, 2005--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that Coleman Peterson was elected to the Company's board of directors, effective immediately.
    Peterson's election brings the number of directors on the Build-A-Bear Workshop board to eight, six of whom, including Peterson, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations. Peterson will serve as chairman of the board's compensation committee and as a member of the nominating and corporate governance committee.
    "Cole's extensive global retail experience and strong human resource skills will be a significant asset to Build-A-Bear Workshop's board of directors and to our fast growing global company," said Maxine Clark, chairman and chief executive bear of Build-A-Bear Workshop. "We are pleased to have someone with Cole's business background and vision join our board. Cole is indeed one of the premier human resource professionals in the retail industry."
    Peterson, 57, retired in May 2004, after ten years with Wal-Mart Stores, Inc., where he held the position of executive vice president of human resources, a position that included developing policies that cover that company's more than 1.6 million associates worldwide.
    Prior to joining Wal-Mart, Peterson spent 16 years with The May Department Stores Company serving as senior vice president human resources at Venture Stores of St. Louis a division of the May Company until 1990, when Venture was spun-off as a public company.
    Peterson earned his Bachelor's degree, as well as a Master's degree in industrial relations, from Loyola University in Chicago.
    Peterson serves on the executive committee of the National Association for the Advancement of Colored People (NAACP) and as treasurer of the NAACP's special contribution fund. He holds memberships in The Society for Human Resource Management, the National Academy of Human Resources, and the National Council of La Raza. He also serves on the board of directors of The ServiceMaster Company (NYSE: SVM) of Chicago and J.B. Hunt Transport Service, Inc. (NASDAQ:
JBHT) of Lowell, Ark.
    Peterson and his wife Shirley have two children Collin and Rana. Build-A-Bear Workshop, Inc., is the only global company that offers an interactive make-you-own-stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada. The addition of stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in the teddy bear business. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, which feature doll making. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $302 million in fiscal 2004. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.




    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5293